167




Exhibit 4.4(a)                                                  [CONFORMED COPY]


                          AMENDMENT NO. 1 AND WAIVER TO CREDIT AGREEMENT


     AMENDMENT NO. 1 AND WAIVER (this "Amendment") dated as of October 3, 1999 to the Credit Agreement dated as of August 7, 1997 (the "Credit Agreement") among CONE MILLS CORPORATION, the BANKS listed therein and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent. The parties hereto agree as follows: Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Credit Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby. As used herein, the term "Redwood Purchase Agreement" refers to the Receivables Purchase and Servicing Agreement dated as of September 1, 1999 among Cone Receivables II LLC, the Borrower, Redwood Receivables Corporation and General Electric Capital Corporation, as Operating Agent and Collateral Agent. Section 2. Limited Waiver. At the request of the Borrower, the Banks hereby waive any Default which may exist under Section 5.10 or Section 5.11 of the Credit Agreement, such waiver to be effective solely for the period commencing on the date hereof and ending on November 30, 1999. The waiver granted pursuant to this Section 2 shall be limited precisely as written, and shall not extend to any Default under any other provision of the Credit Agreement or to any Default under Section 5.10 or 5.11 of the Credit Agreement which may exist after the expiration of this waiver (including, for avoidance of doubt, any Default which may exist at October 3, 1999 but for this waiver).
Section 3. Amendments Relating to Receivables Purchase Agreement . The following conforming amendments are made to reflect the form of the Redwood Purchase
Agreement: (a) Section 1.01 of the Credit Agreement is amended by inserting the following definition in appropriate alphabetical order:
                                                   169

     "Special Purpose Company" means the special purpose entity created to purchase accounts receivable from the Borrower and otherwise consummate the transactions contemplated by the Receivables Purchase Agreement, which entity is Cone Receivables II LLC on September 1, 1999. (b) The definitions of
"Consolidated Subsidiary" and "Subsidiary" in Section 1.01 of the Credit Agreement are each amended by inserting immediately at the end thereof the phrase, "and, including in any event, the Special Purpose Company". (c) Section 5.08(b) of the Credit Agreement is amended by (i) inserting immediately after the words "except that" the clause number "(i)" and (ii) inserting at the end of such Section the phrase A and (ii) the Special Purpose Company may incur or be liable with respect to Debt in accordance with the terms of the Receivables Purchase Agreement". (d) Section 5.13(j) of the Credit Agreement is amended by
(i) inserting immediately after the word "Borrower" the phrase "pursuant to the Transfer Agreement (as defined in the Receivables Purchase Agreement) or the Special Purpose Company" and (ii) deleting the amount "$65,000,000" in clause
(i) of the proviso and substituting therefor the amount "$50,000,000". (e) The first proviso in Section 5.14 of the Credit Agreement is amended by (i) inserting immediately after the word "Borrower" the phrase "and the Special Purpose Company" and (ii) inserting immediately before the phrase "Receivables Purchase Agreement" the phrase "Transfer Agreement (as defined in the
Receivables Purchase Agreement) and the". Section 4. Pricing Schedule. The Pricing Schedule is amended in its entirety and replaced by the Pricing Schedule attached hereto. Section 5. Representations of the Borrower. The Borrower represents and warrants that after giving effect to the waiver granted pursuant to Section 2 above and the amendments set forth in Sections 3 and 4 above, (i) the representations and warranties of the Borrower set forth in Article 4 of the Agreement will be true on and as of the date hereof and (ii) no Default will have occurred and be continuing on such date. Section 6. Costs, Fees and Expenses. On or before the Amendment Effective Date referred to below, the Borrower shall pay of all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) and other compensation payable to the Agent on or prior to such date in connection with this Amendment.

     Section 7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Section 8. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Section 9. Effectiveness. This Amendment shall become effective on the first date (the "Amendment Effective Date") on which the Agent shall have received (i) counterparts hereof signed by each of the Required Banks and the Borrower (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party) and (ii) evidence satisfactory to the Agent that the Borrower shall have received waivers on no less favorable terms of the corresponding covenants in Paragraphs 6A(2) and 6A(3) its Note Agreement dated as of August 13, 1992, as amended, with The Prudential Insurance Company of America and in Section 32 of the Master Lease dated as of October 24, 1994, as amended, between TBC Realty II Corporation, as lessor, and the Borrower, as lessee.

170




     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
                                            CONE MILLS CORPORATION

                                            By: /s/ David E. Bray
                                                  Title:  Treasurer

                                            MORGAN GUARANTY TRUST
                                                  COMPANY OF NEW YORK,
                                                  as Bank and as Agent

                                            By: /s/ Kimberly L. Turner
                                                  Title:  Vice President

                                            FIRST UNION NATIONAL BANK

                                            By: /s/ Roger Pelz
                                                  Title:   Senior Vice President

                                            BANK OF AMERICA, N.A.
                                            (successor to NationsBank, N.A.)

                                            By: /s/ E. Phifer Helms
                                                  Title:   Managing Director

                                            WACHOVIA BANK, N.A.

                                            By: /s/ Haywood Edmundson, V
                                                  Title:   Senior Vice President

                                            SUNTRUST BANK

                                            By:  /s/ David W. Penter
                                                   Title:  Vice President